Exhibit 99.1

Steve Madden Announces Third Quarter 2015 Results

LONG ISLAND CITY, N.Y., October 29, 2015 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2015.

For the Third Quarter 2015:

•	Net sales increased 5.5% to $413.5 million compared to $392.0 million in the same period of 2014.
•	Gross margin expanded 130 basis points to 36.0% as compared to 34.7% in the same period last year.
•	Operating expenses as a percentage of sales were 21.6% compared to 20.9% of sales in the same period of 2014.
•	Operating income totaled $66.3 million, or 16.0% of net sales, compared with operating income of $59.3 million, or 15.1% of net sales, in the same period of 2014.
•	Net income was $42.9 million, or $0.70 per diluted share, compared to $39.2 million, or $0.62 per diluted share, in the prior year’s third quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased with our third quarter results, which included an increase in diluted EPS of 13% compared to the prior year period. Our retail segment was once again the standout, with a third consecutive quarter of double-digit comparable store sales growth. We also benefited from earnings contributions from the recently acquired Dolce Vita, Blondo and SM Mexico. While the overall retail environment is choppy, we are pleased with the momentum in our business and remain on track to meet our earnings targets for the year.”

Third Quarter 2015 Segment Results

Net sales for the wholesale business were $357.0 million in the third quarter compared to $343.3 million in the third quarter of 2014. Gross margin in the wholesale business increased to 32.1% compared to 31.3% in last year’s third quarter due to improvement in the wholesale footwear segment.

Retail net sales in the third quarter were $56.4 million compared to $48.7 million in the third quarter of the prior year. Same store sales increased 11.2% for the third quarter. Retail gross margin increased to 60.4% in the third quarter of 2015 compared to 58.9% in the third quarter of 2014 as a result of decreased promotional activity.

During the third quarter, the Company opened two full price stores in Canada, one full price store in Mexico and one U.S. outlet location. The Company ended the quarter with 165 company-operated retail locations, including 120 full price stores, 37 outlets, four Internet stores and four joint venture locations in South Africa.

The effective tax rate for the third quarter of 34.1% compares to 35.0% in the third quarter of the prior year.

Balance Sheet and Cash Flow

During the third quarter of 2015, the Company repurchased approximately 763,000 shares of the Company’s common stock for $29.7 million.

As of September 30, 2015, cash, cash equivalents, and current and non-current marketable securities totaled $151.2 million.

Company Outlook

Based on lower-than-anticipated back half sales in its private label footwear business, the Company has adjusted its sales outlook for fiscal year 2015. The Company now expects that net sales will increase 6% to 7% over net sales in 2014. The Company continues to expect diluted EPS for fiscal year 2015 to be in the range of $1.85 to $1.95.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, October 29, 2015, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 1949549, and will be available until November 29, 2015.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is the licensee of various brands, including Superga® for footwear in North America. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 165 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Net sales	$413,462	$391,992	$1,060,989	$992,331
Cost of sales	264,691	255,895	684,694	640,826
Gross profit	148,771	136,097	376,295	351,505
Commission and licensing fee income, net	6,643	5,103	13,689	11,461
Operating expenses	89,130	81,867	253,991	227,328
Impairment charge	—	—	3,045	—
Income from operations	66,284	59,333	132,948	135,638
Interest and other (loss)/income, net	(895)	1,132	273	3,218
Income before provision for income taxes	65,389	60,465	133,221	138,856
Provision for income taxes	22,298	21,163	45,428	47,385
Net income	43,091	39,302	87,793	91,471
Net income (loss) attributable to noncontrolling interest	206	54	578	584
Net income attributable to Steven Madden, Ltd.	$42,885	$39,248	$87,215	$90,887

Basic income per share	$0.73	$0.64	$1.47	$1.47
Diluted income per share	$0.70	$0.62	$1.42	$1.42

Basic weighted average common shares outstanding	58,911	61,019	59,271	61,936

Diluted weighted average common shares outstanding	61,060	63,215	61,516	64,184

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	September 30, 2015	December 31, 2014	September 30, 2014
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$38,654	$81,450	$169,911
Marketable securities (current & non current)	112,539	121,644	19,562
Accounts receivables, net	284,835	194,594	260,433
Inventories	123,768	92,677	103,151
Other current assets	37,965	42,307	31,051
Property and equipment, net	71,162	68,905	63,092
Goodwill and intangibles, net	291,269	294,416	274,848
Other assets	9,693	15,242	12,484
Total assets	$969,885	$911,235	$934,532

Accounts payable	$130,556	$92,635	$118,817
Contingent payment liability (current & non current)	33,179	38,633	29,558
Other current liabilities	90,480	73,501	73,724
Other long term liabilities	30,408	36,937	26,754
Total Steven Madden, Ltd. stockholders’ equity	684,887	669,255	685,390
Noncontrolling interest	375	274	289
Total liabilities and stockholders’ equity	$969,885	$911,235	$934,532

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

Unaudited

	Nine Months Ended
	September 30, 2015	September 30, 2014

Net cash provided by operating activities	$50,148	$74,437

Investing Activities
Purchases of property and equipment	(13,524)	(12,605)
Purchases / sales of marketable securities, net	4,627	94,873
Repayment of notes receivable	342	—
Acquisitions, net of cash acquired	(9,129)	(61,414)
Net cash (used in)/provided by investing activities	(17,684)	20,854

Financing Activities
Common stock share repurchases for treasury	(103,892)	(101,751)
Payment of contingent liability	(2,950)	(8,475)
Proceeds from exercise of stock options	21,154	2,940
Tax benefit from the exercise of stock options	10,428	1,631
Net cash used in financing activities	(75,260)	(105,655)

Net decrease in cash and cash equivalents	(42,796)	(10,364)

Cash and cash equivalents - beginning of period	81,450	180,275

Cash and cash equivalents - end of period	$38,654	$169,911

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com